ISSUER FREE WRITING PROSPECTUS No. 1135B Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated March 14, 2011

Deutsche Bank AG Trigger Performance Securities

Linked to the Dow Jones Global Titans 50 IndexSM due on or about March 31, 2016

Investment Description

The Trigger Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Dow Jones Global Titans 50 IndexSM (the “Index”). If the Index Return is positive, Deutsche Bank AG will pay your initial investment at maturity plus a return equal to the Index Return multiplied by the Participation Rate of between 120.00% and 130.00% (the actual Participation Rate will be determined on the Trade Date). If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay your initial investment at maturity. However, if the Final Level is less than the Trigger Level, Deutsche Bank AG will pay you less than your initial investment at maturity, resulting in a loss to investors that is proportionate to the percentage decline in the Index. Investing in the Securities involves significant risks. You will not receive interest payments during the term of the Securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Index Returns: If the Index Return is positive, the Issuer will repay your initial investment at maturity and pay a return equal to the Index Return multiplied by the Participation Rate. If the Index Return is negative, investors may be exposed to the decline in the Index at maturity.

❑

Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity: If the Index Return is zero or negative and the Final Level is not less than the Trigger Level, the Issuer will repay your initial investment at maturity. However, if the Final Level is less than the Trigger Level, the Issuer will pay less than your initial investment, resulting in a loss to investors that is proportionate to the percentage decline in the Index. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date	March 28, 2011

Settlement Date	March 31, 2011

Final Valuation Date[2]	March 28, 2016

Maturity Date[2]	March 31, 2016

[1]	Expected.
[2]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Performance Securities Linked to the Dow Jones Global Titans 50 IndexSM The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000. The Initial Level, Participation Rate and Trigger Level will be determined on the Trade Date.

Index	Initial Level	Participation Rate	Trigger Level	CUSIP/ISIN
Dow Jones Global Titans 50 IndexSM		120.00% to 130.00%	50.00% of the Initial Level	25154P 26 1 / US25154P2618

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement B. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.35	$9.65
Total	$	$	$

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement B dated March 1, 2011:

http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Performance Securities Linked to the Dow Jones Global Titans 50 IndexSM that are offered hereby, unless the context otherwise requires.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this free writing prospectus and “Risk Factors” on page 5 of the accompanying product supplement.

The Securities may be suitable for you if:

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the stocks included in the Index.

♦	You believe that the level of the Index will increase over the term of the Securities.

♦

You would be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦	You do not seek current income from your investment and are willing to forego dividends paid on the Index stocks.

♦	You are willing to hold the Securities to maturity, which have a term of 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Securities may not be suitable for you if:

♦	You require an investment designed to provide a full return of your initial investment at maturity.

♦

You cannot tolerate the loss of some or all of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the stocks included in the Index.

♦	You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦

You would be unwilling to invest in the Securities if the Participation Rate was set to equal the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Index.

♦	You are unable or unwilling to hold the Securities to maturity, which have a term of 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of your initial investment.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security

Term	5 years

Trade Date[1]	March 28, 2011

Settlement Date[1]	March 31, 2011

Final Valuation Date[1,2]	March 28, 2016

Maturity Date[1,2]	March 31, 2016

Index	Dow Jones Global Titans 50 IndexSM (Ticker: DJGT <Index>)

Trigger Level	50% of the Initial Level

Participation Rate	120.00% to 130.00%. The actual Participation Rate will be determined on the Trade Date.

Payment at Maturity (per $10.00 Security)

If the Index Return is positive, Deutsche Bank AG will pay you a cash payment per Security that provides you with your $10.00 initial investment plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)

If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Security.

If the Final Level is less than the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment at maturity less than your initial investment of $10.00 per Security resulting in a loss that is proportionate to the percentage decline in the level of the Index as reflected in the negative Index Return, equal to:

$10.00 + ($10.00 × Index Return)

Index Return	Final Level – Initial Level Initial Level

Initial Level	The closing level of the Index on the Trade Date

Final Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]

In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event and as described under “Adjustments to Valuation Dates and Payment Dates — Market Disruption Events for Equity Based Underlyings or Basket Components” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay your initial investment of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative and if the Index Return is negative, whether the Final Level is less than the Trigger Level. If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and Deutsche Bank AG will pay you less than your initial investment at maturity, resulting in a loss of your initial investment that is proportionate to the percentage decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

♦

Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Index level is above the Trigger Level.

♦

The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Index’s return even if such return is positive.

♦

Any Payment on the Securities is Subject to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦

Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

The Index Reflects Excess Return, Not Total Return — The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

The Securities Are Subject to Currency Exchange Risk — Because the prices of the non-U.S. stocks included in the Index are converted into U.S. dollars for the purposes of calculating the level of the Index, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the non-U.S. countries represented in the Index. An investor’s net exposure will depend on the extent to which the currencies of the non-U.S. stocks included in the Index strengthen or weaken against the U.S. dollar. If, taking into account such weighting, the U.S. dollar strengthens against the respective currencies in which such index constituent stocks are denominated, the level of the Index will be adversely affected and the Payment at Maturity of the Securities may be reduced.

♦

The Securities Are Subject to Non-U.S. Securities Markets Risk — The Index includes constituent stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in Securities linked directly or indirectly to the value of Securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

Adjustments to the Index Could Adversely Affect the Value of the Securities — The policies of Dow Jones Indexes, a part of Dow Jones & Company, Inc. and CME Group Index Services LLC, the sponsor of the Index (the “Index Sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the Index Sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the Index. The policies of the Index Sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The Index Sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦

Investing in the Securities Is Not the Same as Investing in the Index or the Underlying Stocks of the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or constituents of the Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of component stocks underlying the Index would have.

♦

No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index would have.

♦

The Securities have Certain Built-in Costs — While the Payment at Maturity described in this free writing prospectus is based on your entire initial investment, the Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦

Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component stocks underlying the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Index Return and Payment at Maturity based on closing levels of the Index in the market. The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦

Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Index or component stocks of the Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index or component stocks of the Index, may adversely affect the market price of the Index and therefore, the market value of the Securities.

♦

We and Our Affiliates or UBS AG and Its Affiliates, and Agents May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index to Which the Securities Are Linked or the Value of the Securities — We and our affiliates, UBS AG and its affiliates, and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We and our affiliates, UBS AG and its affiliates, and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us or our affiliates, UBS AG or its affiliates, or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦

Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the level of the Index, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time remaining to maturity of the Securities;

♦	the market prices and dividend rates on the component stocks underlying the Index;

♦	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities;

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

The U.S. Federal Income Tax Consequences of an Investment in the Securities are Unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performance for the Index from -100.00% to +100.00% and assume an Initial Level of 180.00, a Trigger Level of 90.00 (50.00% of the Initial Level) and a Participation Rate of 125.00%. The actual Initial Level, Trigger Level and Participation Rate will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity (%)
360.00	100.00%	$22.50	125.00%
342.00	90.00%	$21.25	112.50%
324.00	80.00%	$20.00	100.00%
306.00	70.00%	$18.75	87.50%
288.00	60.00%	$17.50	75.00%
270.00	50.00%	$16.25	62.50%
252.00	40.00%	$15.00	50.00%
234.00	30.00%	$13.75	37.50%
216.00	20.00%	$12.50	25.00%
198.00	10.00%	$11.25	12.50%
180.00	0.00%	$10.00	0.00%
162.00	-10.00%	$10.00	0.00%
144.00	-20.00%	$10.00	0.00%
126.00	-30.00%	$10.00	0.00%
108.00	-40.00%	$10.00	0.00%
90.00	-50.00%	$10.00	0.00%
72.00	-60.00%	$4.00	-60.00%
54.00	-70.00%	$3.00	-70.00%
36.00	-80.00%	$2.00	-80.00%
18.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Index increases by 10.00% from the Initial Level of 180.00 to the Final Level of 198.00. Because the Index Return is equal to 10.00%, the Issuer will pay you a Payment at Maturity of $11.25 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)

$10.00 + ($10.00 × 10.00% × 125.00%) = $11.25

Example 2 — The Final Level is equal to the Initial Level of 180.00. Because the Final Level of 180.00 is the same as the Initial Level of 180.00, the Index Return is zero, and the Issuer will pay you a Payment at Maturity of $10.00 per $10.00 Security.

Example 3 — The level of the Index decreases by 10.00% from the Initial Level of 180.00 to the Final Level of 162.00. Even though the Index Return is negative, because the Final Level of 162.00 is greater than or equal to the Trigger Level, the Issuer will pay you a Payment at Maturity of $10.00 per $10.00 Security.

Example 4 — The level of the Index decreases by 60.00% from the Initial Level of 180.00 to the Final Level of 72.00. Because the Final Level of 72.00 is less than the Trigger Level, the Issuer will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% of negative Index Return. The Payment at Maturity of $4.00 per $10.00 Security will be calculated as follows:

$10.00 + ($10.00 × -60.00%) = $4.00

If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return, resulting in a loss that is proportionate to the percentage decline in the level of the Index. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any contingent repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Dow Jones Global Titans 50 IndexSM

We have derived all information contained in this free writing prospectus regarding the Dow Jones Global Titans 50 IndexSM including, without limitation, its make-up, method of calculation and changes in its constituents, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by Dow Jones Indexes, a part of Dow Jones & Company, Inc. (“Dow Jones”). The Index is calculated, maintained and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones Global Titans 50 IndexSM is composed of 50 stocks, selected from the Dow Jones Global Index to reflect the performance of the world’s leading multinational companies. The base date for the Index is December 31, 1991, with a corresponding base value of 100. As of February 28, 2011, the companies whose common stock comprise the Index had their headquarters in the following countries (with the percentage of constituent companies noted parenthetically): United States (62.13%); United Kingdom (10.62%); Switzerland (6.31%); France (4.27%); Germany (3.64%); Japan (3.17%); Spain (3.00%); Australia (2.32%); South Korea (1.30%); Russia (1.30%); Brazil (1.08%); and Italy (0.87%).

Index Composition and Maintenance

The 50 stocks composing the Dow Jones Global Titans 50 IndexSM are selected from the Dow Jones Global Index, a broad market benchmark that covers 51 countries. The initial components of the Dow Jones Global Titans 50 IndexSM were selected as follows:

(a) If a company had more than one class of shares in all of the components of the Dow Jones Global Index, then only the most liquid class was eligible.

(b) If a company did not generate revenue from foreign markets, it was ineligible.

(c) For countries with significant barriers to direct foreign investment, Dow Jones may opt to include depository receipts or other types of offshore listings in the Index.

(d) A selection list was defined as the largest 100 companies in the Dow Jones Global Index by float-adjusted market capitalization.

(e) Companies on the selection list were ranked by each of the following: (i) float-adjusted market capitalization, (ii) sales/revenue and (iii) net income

(f) For each company, a final rank was calculated by weighting the float-adjusted market capitalization rank at 60%, the sales/revenue rank at 20% and the net income rank at 20%.

(g) The top 50 stocks by final rank were selected as constituents of the Index.

The composition of the Index is reviewed annually, based on the free-float market capitalization of the stocks in the Dow Jones Global Index at the end of May. Changes to the composition of the Index are announced in early June, and following a minimum two-week notification period, the composition changes are implemented after official closing prices have been determined on the third Friday of June. All changes become effective at the opening of trading for the next index dissemination day. The annual review process proceeds according to the initial selection of the Index as described above under (a) and (b), but a selection list is defined as the 50 current index constituent stocks plus the 50 largest non-constituent stocks ranked by float-adjusted market capitalization. The companies on the selection list are then ranked as described above. The top 50 stocks by final rank are selected as index constituent stocks. Once the list of index constituent stocks is established, it is finalized based on the following buffer rules: (i) if a non-constituent stock is ranked among the top 30 stocks on the selection list, then it replaces the lowest-ranked index constituent stock included the Index; and (ii) if an index constituent stock is not ranked among the top 70 stocks on the selection list, then it is replaced by the highest-ranked non-constituent stock on the selection list.

In addition to the annual review process, the constituent weights for the index constituent stocks are reviewed quarterly based on market capitalization and free-float data as of the Wednesday immediately preceding the third Friday of March, June, September, and December. At each quarterly update, the weighting of each index constituent stock is capped at 10% of the total float-adjusted market capitalization of the Index. If the weighting of a index constituent stock exceeds 10%, it is reduced to 10% by a weighting cap factor. Dow Jones also continually reviews the composition of the Index to reflect extraordinary corporate actions involving the constituent companies, such as mergers, takeovers, spin- offs, initial public offerings, delistings, and bankruptcy filings, and publishes a monthly selection list to indicate possible changes in the composition of the Index at the next annual review.

Index Composition Adjustments

The following summarizes adjustments to the Index necessitated by specific corporate events:

(i) Initial Public Offerings — An initial public offering becomes eligible for inclusion in the Index at the next annual review. It will replace the smallest index constituent stock in the Index if it is a component of the Dow Jones Global Index, qualifies for the selection list of the Index and is among the top 30 companies on the selection list.

(ii) Spin-offs — If the largest spin-off company is among the top 70 companies on the selection list of the Index, it will replace its parent company in the Index. Otherwise, the original index constituent stock is replaced by the highest ranked non-constituent stock on the selection list. Changes in the composition of the Index due to a spinoff are effective on the same day the corporate action becomes effective, following a minimum notification period of two trading days.

(iii) Mergers and Takeovers — If both companies are index constituent stocks of the Index, and if the surviving company satisfies the selection criteria for the Index, then it will replace one of the two index constituent stocks. The other original index constituent stock will be replaced by the highest ranked non-index constituent stock on the selection list. If the surviving company does not satisfy the selection criteria for the Index, then the two original index constituent stocks will be replaced by the two highest ranked non-constituent stocks on the selection list. For mergers and takeovers occurring between an issuer of an index constituent stock and an issuer of a non-constituent stock, if the surviving company satisfies the selection criteria for the Index, then it replaces the original constituent company. If the surviving company does not satisfy the selection criteria for the Index, then the original index constituent stock will be replaced by the highest ranked non-constituent stock on the selection list. Changes in the composition of the Index due to a merger or takeover are effective on the same day the corporate action becomes effective, following a minimum notification period of two trading days.

Index Calculation

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the index constituent stocks against a fixed base quantity weight. The formula for calculating the level of the Index can be expressed as follows:

Level of the Index =	free float market capitalization of the Index	x	100
adjusted base date market capitalization of the Index

The free-float market capitalization of the Index is equal to the sum of the products of the closing price, market capitalization, and free-float factor for each index constituent stock as of the time the Index is being calculated. Dow Jones calculates and disseminates the Index over a 24-hour dissemination period. The closing level of the Index is based on each index constituent stock’s last traded price at the close of trading on its primary market during that day’s index dissemination period and is published at 5:30 p.m., New York City time. If, on a particular day, an index constituent stock does not trade at all, or trading in a stock is suspended before the opening of its primary market or the primary market for an index constituent stock is closed due to a holiday, Dow Jones will use such index constituent stock’s closing price for the previous day to calculate the closing level of the Index for that day. All trading prices are converted into U.S. dollars and the closing level of the Index for a trading day is determined by using the last available WM closing spot rates as reported by Reuters on that trading day.

Index Divisor Adjustments

Dow Jones uses an index divisor to insulate the Index from the effects of constituent changes to the Index and various corporate actions. Dow Jones divides the Index’s market capitalization by the index divisor after the close of trading on each day that there is a change in either the Index’s composition or shares outstanding for an index constituent stock. The index divisor is adjusted as necessary to maintain the continuity of the Index and to prevent distortions due to changes in the composition of the Index resulting from the addition, deletion, or replacement of constituent companies, as well as changes of more than 10% in a constituent company’s number of free-float shares. Other corporate actions requiring divisor adjustments include mergers, takeovers, spin-offs, rights offerings, share repurchases, public offerings, return of capital distributions, special cash distributions, and special stock distributions of other than the same stock.

Changes to Weightings

If the number of free-float shares outstanding for an index constituent stock changes by more than 10% due to an extraordinary corporate action, then the new number of free-float shares and free-float weighting will become effective on the same day the corporate action becomes effective, following a minimum notification period of two trading days. If the number of free-float shares outstanding for an index constituent stock changes by less than 10% due to an extraordinary corporate action, or if the changes occur over a prolonged period, then the number of free-float shares and free-float weighting will become effective at the next quarterly shares update. If a company’s free-float shares change due to changes in its ownership structure, then the new free-float total will become effective at the next quarterly shares update.

License Agreement

The Dow Jones Global Titans 50 IndexSM is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME”), and has been licensed for use. The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, and CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. The only relationship of Dow Jones, CME or any of their respective affiliates to us is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Global Titans 50 IndexSM, which is determined, composed and calculated by CME without regard to us or the Securities. Dow Jones and CME have no obligation to take the needs of us or the owners of the Securities into consideration in determining, composing or calculating the Dow Jones Global Titans 50 IndexSM. Dow Jones, CME and their respective affiliates are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL TITANS 50 INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL TITANS 50 INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL TITANS 50 INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND US.

The graph below illustrates the performance of the Dow Jones Global Titans 50 IndexSM from March 10, 2006 to March 10, 2011. The closing level of the Dow Jones Global Titans 50 IndexSM on March 10, 2011 was 182.12. We obtained the closing levels of the Dow Jones Global Titans 50 IndexSM from Bloomberg, and we have not participated in the preparation of or verified such information. The historical levels of the Dow Jones Global Titans 50 IndexSM should not be taken as an indication of future performance.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. Individuals who purchase the Securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.35 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.